MANAGEMENT AGREEMENT

This Management Agreement dated as of the 1st day of December, 1994,

BETWEEN:

TERYL RESOURCES CORP., a body corporate incorporated pursuant to the laws of British Columbia with offices located at 18510751 Shellbridge Way, Richmond, B.C., V6X 2W8

(the "Company")

AND:

SMR INVESTMENTS LTD., a body corporate incorporated pursuant to the laws of British Columbia with offices located at 185 10751 Shellbridge Way, Richmond, B.C., V6X 2W8

(the "Manager")

WITNESSES THAT WHEREAS:

A. The Company is a reporting issuer in the Province of British Columbia whose shares are traded on the Vancouver Stock Exchange;

B. The primary purpose of the Company is natural resource exploration and development;

C. John G. Robertson, President and Director of the Manager, has been instrumental in the incorporation, growth and development of the Company;

D. In order to ensure the continual growth and success of the Company, the Board of Directors of the Company resolved to retain the Manager, and to appoint the Manager to provide management and administrative services on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants and agreements herein contained, the parties hereto covenant and agree with each other as follows:

1. Term

1.1 The Company hereby agrees to employ the Manager and the Manager hereby agrees to be employed by the Company for a three (3) year tern commencing December 1, 1994 and ending December 1, 1997.

1.2 It is understood and agreed that, upon the expiration of such original term, the Manager's employment by the Company shall thereafter continue from month to month. Unless or until a new Management Contract is entered into at that time, either party may terminate this Agreement, upon not less than one month's prior written notice.

2. Salary

2.1 The Manager will faithfully, honestly and diligently provide management and administrative services in consideration of which the Company will pay the Manager the sum of $2,500.00 per month subject to adjustment on an annual basis in accordance with the Consumer Price Index.

3. Duties

3.1It is acknowledged and agreed by the Manager that the work of the Manager is and will be of such a nature that regular hours may be impossible, and there may be occasions in which the Manager will not be required to work a full eight (8) hours per day and/or a full five (5) days per week. It is also anticipated that there will be certain evenings, Saturdays, Sundays and holidays during which the Manager will be required to work. The work of the Manager is of a supervisory nature, and accordingly the Manager agrees that the consideration herein set forth will be in full and complete satisfaction for the Manager's work and services, no matter how or when performed, and the Manager hereby releases the Company :from any claims for overtime payor compensation whatsoever which the Manager might have by reason of any existing or future legislation or otherwise.

3.2 During the term of this 'Agreement, the Manager will, subject to the direction of the Directors of the Company, be responsible for the supervision, direction, control and operation of the Company and will have the obligation, duties, authority and power to do all acts and things as are customarily done by companies providing overall management and administrative services or performing duties similar to those performed for corporations of similar size to the Company, and all acts and things as are reasonably necessary for the efficient and proper operation and development of the Company, but, without limiting the generality of the foregoing, will include all matters related to:

(a)	providing the Company with opportunities to participate in the exploration and development of resource properties;

(b)	using the best efforts of the Manager to obtain financing for the Company as and when required;

(c)	managing the general administration of the Company including its internal corporate affairs, daily accounting, office and personnel management, and other matters of daily administration;

(d)	carry out such other duties as the Board of Directors of the Company shall decide from time to time; and

(e)

other matters of day-to-day administration which may reasonably be considered the responsibility of companies providing overall management and administrative services in corporations of similar size to the Company.

3.3 In conducting its duties under this Agreement, the Manager will report to the Company's Board of Directors and will act consistently with their directives and policies.

4. Termination of Employment on Account of Death or Disability

4.1 This agreement shall survive the permanent disability or death of John G. Robertson.

5. Termination of Agreement

5.1 Not withstanding any other provision herein, it is understood and agreed by and between the parties hereto that the Manager may terminate this Agreement by giving three (3) days written notice of such intention to terminate.

5.2 The Company may terminate this Agreement without cause and for any reason whatsoever upon three (3) months written notice and by the payment to the Manager of the monthly sum described in Section 2 for each month remaining to the expiry of the term hereof as a termination allowance, and the Manager does hereby agree that such termination allowance will be payment in full for any discharge by the Company, whether unlawful or unwarranted.

6. Reimbursement for Expenses

6.1 The Manager will be reimbursed for all reasonable out-of-pocket expenses incurred by the Manager in or about the execution of the Manager's duties hereunder, including, without limiting the generality of the foregoing, all travel, promotional, clerical, support staff, secretarial, rent, office, maintenance and related expenses payable or incurred by the Manager in connection with its duties under this Agreement, which expenses shal1 not exceed $4,000.00 per month unless approved by a majority of the Board of Directors and subject to increase for salaries in accordance with the Canadian Consumer Price Index. All such expenses shall have been pro-rated to the satisfaction of the Company, equitably with any other companies commonly administered by the Company. All payments or reimbursements will be made immediately upon submission by the Manager of vouchers, bills or receipts for all expenses, provided, however, that quarterly budgets for all such expenses are approved by the Company in writing prior to the Manager incurring same.

7. Arbitration Clause

7.1 All disputes arising out of or in connection with this contract, or in respect of any defined legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre.

7.2 The appointing authority shall be the British Columbia International Commercial Arbitration Centre.

7.3 The case shall be administered by the British Columbia International Commercial Arbitration Centre in accordance with its "procedures for cases under the B.C.I.C.A.C. Rules".

7.4 The place of arbitration shall be Vancouver, British Columbia, Canada.

8. Confidential Information

8.1 The Manager shall at no time during the term of this Agreement, regardless of the reason therefore, disclose to any person or use for personal gain, any confidential or secret information for its own benefit or to the detriment of the Company.

9. Regulatory Approval

9.1 This Agreement is subject to the approval of such regulatory authorities in the Province of British Columbia that have jurisdiction over the affairs of the Company.

10. Further Assurances

10.1 Each of the parties shall from time to time and at all times do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

11. Rule Against Perpetuities

11.1 If any right, power or interest of any party in property under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate at the expiration of twenty (20) years after the death of the last survivor of all the lineal descendants of His Late Majesty, King George V of England, living on the date of the execution of this Agreement.

12. Time of the Essence

12.1 Time shall be of the essence in the performance of this Agreement.

13. Enurement

13.1 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

14. Number and Gender

14.1 Words used herein importing the singular number shall include the plural, and vice-versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice-versa, and words importing persons shall include firms, partnerships and corporations.

15. Severability

15.1 If anyone or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

16. Notices

16.1 Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered to such party, at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery.

16.2 The parties may at any time and from time to time notify the other party in writing of a new address to which notice shall be given to it thereafter until further change.

17. Entire Agreement

17.1 This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement

18. Governing Law

18.1 This Agreement and all provisions hereof shall be governed by and construed in accordance with the laws of the Province of British Columbia.

19. Waivers

19.1 No consent or waiver expressed or implied by any party in respect of any breach or default by any other party shall be deemed or construed to be a consent to or a waiver of any other breach or default whatsoever.

20. Binding Effect

20.1 This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF this Agreement was executed by the parties hereto as of the day and year first above written.

The common seal of	)
TERYL RESOURCES CORP.	)
Was hereunto affixed in the presence of:	)
)
	)	c/s
Authorized Signatory	)
)
)
Authorized Signatory	)

The common seal of	)
SMR INVESTMENTS LTD	)
Was hereunto affixed in the presence of:	)
)
	)	c/s
Authorized Signatory	)
)
)
Authorized Signatory	)